As filed with the U.S. Securities and Exchange Commission on September 23, 2025.

Registration No. 333-289938

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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AMENDMENT NO. 2 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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Rice Acquisition Corporation 3
(Exact name of registrant as specified in its charter)

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Cayman Islands	6770	98-1863122
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

102 East Main Street, Second Story
Carnegie, Pennsylvania 15106
(412) 228-1801
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________

J. Kyle Derham
Chief Executive Officer
102 East Main Street, Second Story
Carnegie, Pennsylvania 15106
(412) 228-1801
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________

Copies of all communications, including communications sent to agent for service, should be sent to:

Matthew Pacey, P.C. Lanchi Huynh Erin Meziere Kirkland & Ellis LLP 609 Main Street Houston, Texas 77002 (713) 836-3600	E. Ramey Layne Stancell Haigwood Vinson & Elkins L.L.P. 1114 Sixth Avenue, 32nd Floor New York, New York 10036 (212) 237-0000

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Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

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If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Rice Acquisition Corporation 3 is filing this Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-289938) (the “Registration Statement”) solely to re-file Exhibits 5.1, 5.2, 10.1, 23.2 and 23.3. This Amendment No. 2 does not modify any provision of the preliminary prospectus contained in Part I of the Registration Statement. Accordingly, the preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

SEC expenses	$62,944
FINRA expenses	62,169
Accounting fees and expenses	50,000
Printing and engraving expenses	40,000
Travel and road show expenses	20,000
Legal fees and expenses	700,000
NYSE listing and filing fees	85,000
Miscellaneous	229,887
Total	$1,250,000

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

On June 20, 2025, Rice Acquisition Sponsor 3 LLC, our sponsor, received 9,487,500 Class B units of Opco for no consideration and purchased 9,487,500 corresponding Class B ordinary shares, 2,500 Class A ordinary shares and 100 Class A units of Opco and 100 corresponding Class B ordinary shares for an aggregate of $26,000. The number of founder securities was determined based on the expectation that the founder securities would represent 25% of the total ordinary shares issued and outstanding after this offering (excluding any shares issuable upon exercise of any warrants). Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

In September 2025, our sponsor forfeited 90,000 Class B units of Opco, and 30,000 Class B units of Opco were issued to each of our independent director nominees pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. Our sponsor also transferred a corresponding number of shares of our Class B ordinary shares to our independent director nominees. Subsequently in September 2025, due to an expected increase in the size of this offering, we effected a share capitalization of 2,012,500 Class B ordinary shares, and Opco effected an additional issuance of 2,012,500 Class B units of Opco, resulting in our sponsor owning 11,500,000 Class B units of Opco and 11,500,100 Class B ordinary shares. Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D. Each of the equity holders in our sponsor is an accredited investor under Rule 501 of Regulation D. The sole business of our sponsor is to act as the company’s sponsor in connection with this offering.

Our sponsor has committed, pursuant to a written agreement, to purchase an aggregate of 9,750,000 private placement warrants (or 10,650,000 private placement warrants if the underwriters’ over-allotment option is exercised in full), each exercisable to purchase one ordinary share at $11.50 per share, subject to adjustment, at a price of $1.00 per warrant ($9,750,000 in the aggregate (or $10,650,000 if the underwriters’ over-allotment option is exercised in full)), in a private placement that will close simultaneously with the closing of this offering. This issuance will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a)     Exhibits.    The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
1.1+	Form of Underwriting Agreement.
3.1+	Memorandum and Articles of Association.
3.2+	Form of Amended and Restated Memorandum and Articles of Association of the Registrant.
4.1+	Specimen Unit Certificate.
4.2+	Specimen Class A Ordinary Share Certificate.
4.3+	Specimen Warrant Certificate.
4.4+	Form of Public Warrant Agreement between Odyssey Transfer and Trust Company and the Registrant.
4.5+	Form of Private Warrant Agreement between Odyssey Transfer and Trust Company and the Registrant.
5.1	Opinion of Kirkland & Ellis LLP.
5.2	Opinion of Maples and Calder (Cayman) LLP, Cayman Islands Counsel to the Registrant.
10.1	Form of Investment Management Trust Agreement between Odyssey Transfer and Trust Company and the Registrant and Opco.
10.2+	Form of Registration Rights Agreement among the Registrant, the Sponsor and the Holders signatory thereto.
10.3+	Form of Private Placement Warrants Purchase Agreement between the Registrant, Opco and the Sponsor.
10.4+	Form of Indemnity Agreement.
10.5+	Form of Administrative Services Agreement between the Registrant, Opco and the Sponsor.
10.6+	Promissory Note, dated as of June 20, 2025, between Opco and the Sponsor.
10.7+	Securities Subscription Agreement, dated June 20, 2025, between the Registrant and the Sponsor.
10.8+	Securities Subscription Agreement, dated June 20, 2025, between Opco and the Registrant.
10.9+	Securities Subscription Agreement, dated June 20, 2025, between Opco and the Sponsor.
10.10+	Securities Subscription Agreement, dated June 20, 2025, between Opco and the Sponsor.
10.11+	Form of Letter Agreement among Opco, the Registrant, the Sponsor and each director and executive officer of the Registrant.
10.12+	Form of Amended and Restated Limited Liability Company Agreement of Opco.
10.13+	Forward Purchase Agreement, dated August 25, 2025, among the Registrant, Shalennial Acquisition Sponsor 3 LLC and Mercuria Energy Group Holding, SA.
10.14+	Securities Subscription Agreement, dated September 16, 2025, between Opco and the Sponsor.

Exhibit No.	Description
23.1+	Consent of WithumSmith+Brown, PC.
23.2	Consent of Kirkland & Ellis LLP (included on Exhibit 5.1).
23.3	Consent of Maples and Calder (Cayman) LLP (included on Exhibit 5.2).
24.1+	Power of Attorney (included on signature page to the initial filing of this registration statement).
99.1+	Consent of Brian Falik.
99.2+	Consent of Kathryn J. Jackson.
99.3+	Consent of D. Mark Leland.
99.4+	Consent of David Savett.
107+	Filing Fee Table.

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+        Previously filed.

(b)    Financial Statements.

See page F-1 for an index to the financial statements and schedules included in this registration statement.

Item 17. Undertakings.

(i)     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(ii)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(iii)   The undersigned registrant hereby undertakes that:

a.      For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4)or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

b.      For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carnegie, Commonwealth of Pennsylvania, on September 23, 2025.

RICE ACQUISITION CORPORATION 3
By:	/s/ J. Kyle Derham
Name:	J. Kyle Derham
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ J. Kyle Derham	Chief Executive Officer and Director	September 23, 2025
J. Kyle Derham	(Principal Executive Officer)
/s/ James Wilmot Rogers	Chief Financial Officer and Chief Accounting Officer	September 23, 2025
James Wilmot Rogers	(Principal Financial Officer and Principal Accounting Officer)

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in his capacity as Rice Acquisition Corporation 3’s duly authorized representative in the United States, in the City of Carnegie, Commonwealth of Pennsylvania, on September 23, 2025.

By:	/s/ J. Kyle Derham
Name:	J. Kyle Derham
Title:	Authorized Representative